Exhibit 10.17

Director Compensation

For their service on the Board, non-employee directors are paid an annual retainer of $110,000, plus $1,500 for each meeting of the Board attended. Non-employee directors who serve on the Executive Committee or one of the standing committees, other than the Audit Committee, receive $1,500 for each committee meeting attended, and the chairman of each such standing committee receives an additional $5,000 per year. Non-employee directors who serve on the Audit Committee receive $2,500 for each committee meeting attended, and the chairman of the Audit Committee receives an additional $15,000 per year.

Textron maintains a deferred income plan for non-employee directors under which they may defer all or part of their cash compensation until retirement from the Board. Deferrals are made either into an interest bearing account which bears interest at the greater of 8% or the Moody’s Corporate Bond Yield Index rate, or into an account consisting of Textron stock units, which are equivalent in value to Textron common stock. Directors must defer a minimum of $65,000 of their annual retainer into the stock unit account. At the end of each calendar quarter, Textron contributes to the stock unit account an additional amount equal to 10% of the amount deferred by the director into this account during the quarter in excess of the minimum deferral amount. One half of this additional amount vests on December 31 of the year in which payment was deferred and one half on the next December 31. Textron also credits dividend equivalents to the stock unit account. In addition, once a year, on April 30, Textron contributes to the stock unit account an amount equal to 20% of the then current annual retainer for each director who is serving as a director on the date of Textron’s annual meeting of shareholders and has been a director for more than three months.

Each non-employee director received 1,000 restricted shares of Textron common stock upon joining the Board. Except in the case of the director’s death or disability, or a change in control of Textron, the director may not sell or transfer the shares until he or she has completed all of his or her successive terms as a director and at least five years of Board service.

Employee directors do not receive fees or other compensation for their service on the Board or its Committees, but, if otherwise eligible, can participate in the Textron Charitable Trust Program described below. Each member of the Board is reimbursed for expenses incurred in connection with each Board or committee meeting attended.

Textron sponsors a program under which it contributes up to $1,000,000 to the Textron Charitable Trust on behalf of each director upon his or her death, and the trust donates 50% of that amount in accordance with the director’s recommendation among up to five charitable organizations. Payment of the contributions ultimately are recovered from life insurance policies that Textron maintains on the lives of directors for this purpose.  The directors do not receive any direct financial benefit from this program since the insurance proceeds and charitable deductions accrue solely to Textron.  The program was closed to new participants in 2004.

Non-employee directors also participate in the CitationShares Director’s Evaluation Program established by Textron to provide ongoing evaluation of the performance of the CitationShares fractional ownership program, a joint venture between Cessna Aircraft Company, a wholly-owned subsidiary of Textron, and TAG Aviation USA. Under the program, Textron purchased a one-eighth ownership share of two Cessna Citation aircraft from CitationShares entitling it to a fixed number of hours of usage of the aircraft during the year, and makes ten hours of flight time per calendar year available for personal use to the non-employee directors. Following each flight, a participating director is expected to complete an evaluation of his or her travel experience to assist Textron in ensuring that CitationShares maintains its customer service focus. The aircraft also are utilized by Textron for travel by executives and directors to and from Board meetings and other Board-related activities. Directors are not charged for their participation in the program or use of the aircraft.  However, directors pay tax on the imputed income attributable to their personal use of the aircraft and the program requires participating directors to reimburse Textron for its cost per hour of flight time to the extent their personal use of the aircraft exceeds ten hours of flight time per calendar year. Textron absorbs the cost of the ownership shares to the extent the aircraft are not fully utilized.

Non-employee directors are also eligible to receive grants of options to purchase Textron common stock under the Textron’s Long-Term Incentive Plans.